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                                   Exhibit 5.1
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                          OPINION OF VENTURE LAW GROUP

                                February 20, 2001

TenFold Corporation
180 West Election Road
Draper, Utah 84020

         Registration Statement on Form S-8
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Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 20, 2001 (the "Registration Statement") in connection with the registration under the
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Securities Act of 1933, as amended, of 7,000,000, 529,067 and 2,000,000 shares of your Common Stock (collectively, the "Shares") reserved for issuance under
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the 2000 Employee Stock Option Plan, the 1999 Employee Stock Purchase Plan and
the 1999 Stock Plan, respectively (each, a "Plan" and collectively, the
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"Plans"). As your legal counsel, we have examined the proceedings taken and are
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familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

         It is our opinion that, when issued and sold in the manner referred to in each respective Plan and pursuant to the agreement which accompanies the sale, grant or issuance, as applicable, under the respective Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                              Sincerely,

                                              VENTURE LAW GROUP,
                                              A Professional Corporation

                                              /s/ Venture Law Group